EX.99.(g)

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

200 West Street

New York, New York 10282

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

            , 2013

FORM OF MANAGEMENT AGREEMENT

Dear Sirs:

Goldman Sachs MLP Income Opportunities Fund (the “Fund”) is organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The Fund has selected you to act as its investment adviser and to provide certain services, as more fully set forth below, and you are willing to act as such investment adviser and administrator and to perform such services under the terms and conditions set forth in this Management Agreement (this “Agreement”). The Fund agrees with you as follows:

1. Name of Fund. You hereby grant to the Fund, without a fee, a non-exclusive, non-transferable limited right to use the name “Goldman Sachs.” The Fund acknowledges your and/or your affiliates’ exclusive right, title, and interest in and to the name “Goldman Sachs” and to the associated trademarks and service marks, and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such rights, titles, and interests. The Fund acknowledges that the sole right granted to the Fund under this Agreement is to use the name “Goldman Sachs,” and covenants and agrees not to use the name “Goldman Sachs” for any other purpose whatsoever. The Fund may exercise the non-exclusive, non-transferable limited right to use the name “Goldman Sachs” granted to the Fund in this Paragraph only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Upon the termination of this Agreement, the Fund (to the extent that it lawfully can) will cease to use the name “Goldman Sachs.”

2. Sub-Advisers. You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as sub-advisers to provide to the Fund certain services set forth in Paragraphs 3 and 6 hereof, all as shall be set forth in a written contract which shall be subject to approval in the manner required by the Investment Company Act of 1940, as amended (the “1940 Act”).

3. Management Services.

(a) Subject to the general supervision of the Trustees, you will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You will determine from time to time in your discretion what securities, cash and other financial instruments shall be purchased, retained or sold by the Fund within the parameters of the provisions of this Agreement, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-2 under the 1940 Act as amended from time to time, or any successor form thereto (the “Registration Statement”).

(b) Your authority hereunder shall include the power to buy, sell, and hold such securities and other instruments on behalf of the Fund, and to open accounts and execute trading agreements and any other customary documents and representation letters on behalf of the Fund as you deem appropriate within the parameters of Section 3(a) and the conditions of this Agreement.

(c) You are hereby appointed the Fund’s agent and attorney-in-fact to exercise in your discretion all rights and perform all duties which may be exercisable in relation to any assets of the Fund, including without limitation the right to vote (or in your discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto.

(d) You shall discharge your responsibilities hereunder in compliance with (i) the 1940 Act and the Investment Advisers Act of 1940 (“Advisers Act”) and the rules and regulations adopted under each from time to time; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to regulated investment companies (as defined in the Code); (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time; (iv) all other applicable federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Fund’s Declaration of Trust and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for the Fund set forth in Registration Statement; and (vii) such guidelines, policies and procedures adopted by the Trustees with respect to the Fund or to your activities under this Agreement and provided to you in writing. You shall maintain compliance procedures and operational processes for the Fund to ensure the Fund’s compliance with the foregoing, and that you reasonably believe are adequate to ensure your compliance with applicable law.

(e) Subject to the general supervision of the Trustees, you will provide certain administrative services to the Fund. You will, to the extent such services are not required to be performed by others pursuant to the administration agreement, the custodian agreement, the transfer agency and/or dividend disbursing agent agreement or such other agreements with service providers to the Fund that the Trustees shall have approved, (i) provide supervision of all aspects of the Fund’s operations not referred to in paragraphs (a) through (d) above; (ii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Fund’s expense, (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and regulatory authorities, (c) the preparation and submission of the Fund’s prospectus and statement of additional information and all other documents necessary to fulfill regulatory requirements and maintain registration and qualification of the Fund with the Securities and Exchange Commission and other regulatory authorities and (d) the preparation of press releases for announcing the declaration of dividends and other material events as may be required by law; (iv) maintain all of the Fund’s records; and (v) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(f) You will also provide to the Trustees such periodic and special reports as the Trustees may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g) You will maintain all books and records with respect to the Fund’s securities and other transactions required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. You agree that any records that you maintain for the Fund shall be the property of the Fund, and you further agree to surrender promptly to the Fund any such records upon the Fund’s request. You will also provide to the Trustees such periodic and special reports as the board of Trustees (“Board”) may reasonably request.

(h) You will notify the Fund of any change in those personnel involved in managing the Fund within a reasonable time after such change.

(i) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others.

4. Allocation of Charges and Expenses. You will pay all costs incurred by you in connection with the performance of your duties under Paragraph 3. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Fund, the services of such of your partners, officers and employees as may duly be elected officers or Trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You will not be required to pay any expenses of the Fund other than those specifically allocated to you in this Paragraph 4. In particular, but without limiting the generality of the foregoing, you will not be required to pay: (i) fees and expenses incurred by the Fund in connection with membership in investment company organizations; (ii) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund; (iii) payment for portfolio pricing services to a pricing agent, if any; (iv) legal, auditing or accounting expenses; (v) loan commitment fees; distribution fees; interest; taxes or governmental fees; (vi) the fees and expenses of the administrator, transfer agent and dividend disbursing agent of the Fund; (vii) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, sale or repurchase of Shares of the Fund, including expenses of conducting tender or repurchase offers for purposes of repurchasing Shares; (viii) the cost of fidelity, Trustees and officers and errors and omissions insurance; (ix) the expenses of and fees for registering or qualifying Shares for sale and of maintaining the registration of the Fund and registering the Fund as a broker or a dealer; (x) if you are deemed to be a “commodity pool operator” with respect to the Fund, the out-of-pocket costs incurred by you in connection with your preparation or revision of the Fund’s disclosure documents and periodic reports to shareholders in order to comply with the CEA and /or the rules adopted by the CFTC thereunder; (xi) the fees and expenses of Trustees who are not affiliated with you; (xii) communications expenses with respect to investor services and all expenses of shareholder and Trustees meetings and of preparing and distributing prospectuses and statements of additional information, proxy statements, reports and notices to shareholders, the Securities and Exchange Commission and other regulatory authorities; (xiii) the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Fund insofar as they govern agreements with any such custodian; (xiv) premiums for insurance for which the Fund is a named insured; (xv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (xvi) the fees and expenses involved in listing on any exchange where the capital stock will trade; (xvii) costs of stationery; and (xviii) website costs.

To the extent that expenses to be borne by the Fund pursuant to this Section 4 are paid by you, the Fund shall reimburse you for such expenses.

5. Compensation of the Manager.

(a) For all services to be rendered and payments made as provided in Paragraphs 3 and 4 hereof, the Fund will pay you each month a fee at an annual rate equal to 1.00% of the average daily value of the Fund’s Managed Assets, as such term is defined herein. “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes).

(b) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

6. Delivery of Information.

(a) You shall report regularly on a timely basis to the Trustees and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with the Board on a regular basis at reasonable times the management of the Fund, the performance of the Fund and general conditions affecting the marketplace. You agree to render to the Trustees such other periodic and special reports, and to provide such information and assistance, on a timely basis regarding your activities under this Agreement as the Trustees may reasonably request.

(b) If required by the Commodity Exchange Act or the rules and regulations thereunder promulgated by the Commodity Futures Trading Commission (“CFTC”), you will provide the Fund with a copy of your most recent CFTC disclosure document or a written explanation of the reason why you are not required to deliver such a disclosure document.

7. Portfolio Transactions. In connection with purchases or sales of portfolio securities and other instruments, neither you nor any of your partners, officers or employees will act as a principal, except as otherwise permitted by the 1940 Act. You or your agent shall arrange for the placing of orders for the purchase and sale of portfolio securities and other instruments for the Fund’s account either directly with the issuer or with any broker or dealer (including Goldman, Sachs & Co. or an affiliate thereof), foreign currency dealer, futures commission merchant or other party selected by you. In the selection of such brokers or dealers (including Goldman, Sachs & Co. or an affiliate thereof) and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution possible, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, you may select a broker based partly upon brokerage or research services provided to the Fund, to you and any of your other accounts. It is also understood that it may be desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses and brokerage services that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act, you are authorized to consider such services provided to the Fund and other accounts over which you or any of your affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, if you determine in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Fund’s Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to your clients concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. You may, but are not obligated to, on occasions when you deem the purchase or sale of a security to be in the best interests of the Fund as well as your other customers (including any other investment company or advisory account for which you or any of your affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased on an average price basis in order to obtain the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by you in the manner you consider to be fair and equitable and consistent with your fiduciary obligations to the Fund and to such other customers. In addition, you are authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with you), provided that you believe that the quality of the transaction and the commission is comparable to what they would be with other qualified firms.

8. Compliance.

(a) You shall provide your compliance policies and procedures pertaining to your services provided to the Fund under this Agreement to the Fund’s Chief Compliance Officer to permit the Fund’s Chief Compliance Officer to conduct review and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall promptly notify the Fund’s Chief Compliance Officer of: (1) any material changes to your compliance policies and procedures; (2) any new policies and procedures that you adopt pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertain to activities performed for or on behalf of the Fund; and (3) the retirement of any policies and procedures previously adopted by you pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertained to activities performed for or on behalf of the Fund.

(b) You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and have provided the Fund’s Chief Compliance Officer with a copy of the code of ethics and evidence of its adoption, and will notify the Fund’s Chief Compliance Officer of any material changes to (including policies added to or deleted from) the code of ethics.

9. Limitation of Liability of Manager and Fund. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his position with or employment by the Fund, to be acting in such capacity solely for the Fund and not as your employee or agent.

10. Duration and Termination of this Agreement. This Agreement shall be effective as of the date set forth above (“Effective Date”), provided that it shall have been approved by the Trustees and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated, shall continue in effect until the second anniversary of the Effective Date, and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by a vote of a majority of the Trustees of the Fund or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice to the other party, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the

1940 Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order and to such interpretations thereof of the Securities and Exchange Commission or its staff.

11. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved (a) by vote of the holders of a majority of the Fund’s outstanding voting securities, if so required by the 1940 Act and if relief from such requirement has not been granted to, or may not otherwise be relied upon by, the Fund, and (b) by a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. This paragraph does not apply to any agreement described in Paragraph 5(b) hereof, which shall be effective during the period you specify in a prospectus, sticker, or other document made available to current or prospective shareholders.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name Goldman Sachs MLP Income Opportunities Fund is the designation of the Trustees for the time being under a Declaration of Trust dated October 17, 2013, as amended from time to time, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims as none of the Trustees, officers, agents or shareholders assumes any personal liability for obligations entered into on behalf of the Fund.

If you are in agreement with the foregoing, please sign the form of acceptance on the Fund counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract.

Yours very truly,

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

Attest:	By:
Name:	Name:
Title:	Title:

The foregoing Agreement is hereby accepted as of the date thereof.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	By:
Name:	Name:
Title:	Title:

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